UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2008

BH/RE, L.L.C.

(Exact name of registrant as specified in its charter)

Nevada	000-50689	84-1622334
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3667 Las Vegas Blvd. South, Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (702) 785-5555

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

BH/RE, L.L.C. (“BH/RE” or the “Company”)  is a holding company that owns 85% of EquityCo, L.L.C. (“EquityCo”). The remaining 15% of EquityCo is owned indirectly by Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”). MezzCo, L.L.C. (“MezzCo”) is a wholly-owned subsidiary of EquityCo and each of OpBiz, LLC (“OpBiz”) and PH Mezz II LLC (“PH Mezz II”) is a wholly owned subsidiary of MezzCo. PH Mezz I LLC (“PH Mezz I”), is a wholly owned subsidiary of PH Mezz II. PH Fee Owner LLC (“PH Fee Owner”) is a wholly owned subsidiary of PH Mezz I. TSP Owner LLC (“TSP Owner”) is a wholly owned subsidiary of PH Fee Owner. PH Mezz II, PH Mezz I, PH Fee Owner and TSP Owner are Delaware limited liability companies structured as bankruptcy remote special purpose entities which, together with OpBiz, own and operate the Planet Hollywood Resort and Casino (the “PH Resort”). OpBiz is the licensed owner and operator of the gaming assets and leases the casino space and hotel space together with all hotel assets from PH Fee Owner. TSP Owner was formed to hold the parcel of land (the “Timeshare Parcel”) that was sold to Westgate Resorts, LLP, a Florida limited partnership (“Westgate”) subject to the Timeshare Purchase Agreement between OpBiz and Westgate, dated December 10, 2004. 50% of BH/RE’s voting membership interests are held by each of Robert Earl and Douglas P. Teitelbaum, and BH/RE’s equity membership interests are held 40.75% by BH Casino and Hospitality LLC I (“BHCH I”), 18.50% by BH Casino and Hospitality LLC II (“BHCH II”) (together, “BHCH”) and 40.75% by OCS Consultants, Inc. (“OCS”).

EquityCo has requested that its members make an additional capital contribution of $14.5 million (the “Capital Contribution”) on a pro rata basis in accordance with their relative ownership interests in EquityCo to fund the working capital needs of the PH Resort.  BH/RE currently owns 85% of EquityCo and Starwood owns the remaining 15%.  Starwood, however, has declined to contribute its portion of the Capital Contribution.  As a result, the principals of BH/RE have orally agreed to contribute the entire Capital Contribution. Each of the equity owners of BH/RE (BHCH, which holds a combined 59.25% equity membership interest, and OCS, which holds a 40.75% equity membership interest), will contribute their proportionate share of the Capital Contribution to BH/RE, BH/RE will then contribute the capital to EquityCo, which in turn will contribute the capital to MezzCo, which in turn will contribute the capital to OpBiz.  As of December 23, 2008, BHCH has contributed $7.3 million and OCS has contributed $5.4 million of the Capital Contribution.  The Capital Contributions made on December 23, 2008 reduce Starwood’s ownership interest in EquityCo from 15.00% to 11.39% and increase BH/RE’s ownership interest in EquityCo to 88.61% from 85.00%.  We have estimated that the remaining $1.8 million of the Capital Contribution will be paid by January 2009, at which point BH/RE’s ownership interest in EquityCo will have increased from 85% to 89% and Starwood’s ownership interest in EquityCo will be reduced from 15% to 11%.

There is no change to BH/RE’s voting membership interests which are held by each of Robert Earl and Douglas P. Teitelbaum.  After adjustment for the Capital Contribution, BH/RE’s equity membership interests are held 43.27% by BH Casino and Hospitality LLC I (“BHCH I”), 15.61% by BH Casino and Hospitality LLC II (“BHCH II”) (together, “BHCH”) and 41.13% by OCS Consultants, Inc. (“OCS”).

This transaction is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.  There can be no assurance that we have accurately estimated our liquidity needs, or that we will not experience unforeseen events that may materially increase our need for liquidity to fund our operations or capital expenditure programs or decrease the amount of cash generated from our operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BH/RE, L.L.C.

December 29, 2008	By:	/s/ Donna Lehmann
Donna Lehmann
Chief Financial Officer